UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2018

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 2, 2018, Kendra A. VanderMeulen resigned from the Board of Directors (the “Board”) of BSQUARE Corporation (the “Company”) and all committees thereof.  There are no disagreements as contemplated by Item 5.02(a) of Form 8-K, and thus the Company is disclosing this information pursuant to Item 5.02(b) of Form 8-K.

Effective November 2, 2018, upon the recommendation of the Governance and Nominating Committee (the “GNC”) of the Board, Davin Cushman was appointed as a member of the Board to fill the vacancy on the Board resulting from the resignation of Ms. VanderMeulen. Mr. Cushman will serve as a Class I Director and, as such, his term of office will expire at the Company’s 2019 Annual Meeting of Shareholders. Mr. Cushman was also appointed to the GNC.

Mr. Cushman has been the President and sole owner of Cushman Management Company (“CMC”), a business management and strategy consulting company, since 2010, in connection with which he serves as the Chief Executive Officer of Ignite Technologies, Inc. and affiliated companies.  The Company engaged CMC in August 2018 to provide certain strategic consulting services, pursuant to which the Company has paid CMC an aggregate amount of $75,000.  The agreement with CMC was terminated prior to Mr. Cushman’s appointment to the Board.

Pursuant to the Company’s compensation plan for non-employee directors (the “Non-Employee Director Compensation Plan”) and the Company’s Fourth Amended and Restated Stock Plan (the “Plan”), Mr. Cushman was granted non-qualified options to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the Company’s closing stock price on the date of grant, which will vest quarterly in equal installments over two years, and received an award of 14,480 restricted stock units, which will vest quarterly in equal installments over one year. The grants shall be subject to the Plan and to the Company’s standard non-qualified stock option and restricted stock unit agreements which have been previously filed by the Company with the Securities and Exchange Commission.

In connection with the resignation of Ms. VanderMeulen, in addition to appointing Mr. Cushman to the GNC, effective November 2, 2018, the Board appointed Mary Jesse as the Chairperson of the GNC; appointed Robert J. Peters to the GNC to replace Andrew S.G. Harries; and appointed Ryan L. Vardeman to the Compensation Committee of the Board.

Furthermore, effective November 2, 2018, the Board rescinded the award of 3,823 restricted stock units to Mr. Peters that had been inadvertently awarded to Mr. Peters in excess of the amount to which he was otherwise entitled pursuant to the Non-Employee Director Compensation Plan upon his appointment to the Board on August 11, 2018.

Finally, effective November 6, 2018, the Company entered into an amendment to the employment letter agreement dated June 26, 2015 between the Company and Kevin Walsh, the Company’s Acting Chief Executive Officer, pursuant to which the Company has agreed, in the event that Mr. Walsh’s employment with the Company is terminated without “cause” and not as a result of a “long term disability” or if Mr. Walsh resigns for “good reason” (as such terms are defined in the employment letter agreement, as amended), in each case within six months of the appointment by the Company of a new Chief Executive Officer, to pay to Mr. Walsh as severance the following, payable on regular payroll days post-termination and subject to the execution by Mr. Walsh of a release in a form satisfactory to the Company: (i) 12 months of the average monthly base salary plus the average monthly cash bonuses paid to Mr. Walsh during the six months immediately prior to his termination, (ii) at the sole discretion of the Compensation Committee of the Board, his target bonus prorated through the date of termination, and (iii) continued COBRA coverage at the Company’s expense for 12 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: November 6, 2018	By:	/s/ Peter J. Biere
Peter J. Biere
Chief Financial Officer, Secretary and Treasurer